Exhibit 99.1

FOR IMMEDIATE RELEASE

September 14, 2005

For more information: Richard Heiner, Marketing Director, Super Vision International

Phone 407-857-9900 x216 Fax 407-857-0050

email: rheiner@svision.com

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SUPER VISION ANNOUNCES MIKE BAUER TO BECOME PRESIDENT/CEO

Orlando, Florida: Super Vision International, Inc. (NASDAQ: SUPVA) a world leading manufacturer of fiber optic and LED lighting announced today that it has appointed Mike Bauer as President and CEO effective January 1, 2006. Mr. Bauer has served as the company’s Vice President of Sales and Marketing for the past year and was recommended by Super Vision’s current President/CEO, Brett Kingstone, to succeed him. Mr. Kingstone will remain as President and CEO until Mr. Bauer takes office on January 1, 2006 and will continue as Chairman of the Board.

“It has been a spectacular opportunity and thrill to lead this company out of a small garage to $12 million in sales,” stated Brett Kingstone, Super Vision’s founder and CEO. “However, the time has come for new management to lead us to the next level of growth. Mike Bauer is a proven leader in the lighting industry. His success in leading the lighting sales and marketing efforts for several Fortune 500 companies, including his previous positions as VP of Sales for Cooper Lighting, VP of Sales for Lighting Corporation of America, Director of Marketing and Product Development for Lumark/McGraw-Edison and his cross functional experience with GE Lighting Systems, makes him uniquely qualified for the job. Personally, I have known Mike for over ten years and I have not found anyone who is more dedicated and tireless in our industry. Mike will lead our team in supporting all of our employees, customers and distributors with a passion unmatched by any other company.”

“In the 18 years I have worked in lighting, I have never been more excited about a company, its products and its prospects for dramatic growth in an emerging technology. Even more important, I have never worked with a group of people more committed to seeing a company breakout and succeed.” stated Bauer. “A strong, diversified foundation has been laid to build upon and I am grateful to Brett and the Board of Directors for their support in allowing me to execute an exciting plan that we expect will lead Super Vision to profitable growth.”

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Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Reference is made to Super Vision’s filings under the Securities Exchange Act for factors that could cause actual results to differ materially. Super Vision undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.